Exhibit 10.9

2012-1 AMENDMENT

TO THE

STEELCASE INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(RESTATED EFFECTIVE AS OF JANUARY 1, 2009)

This 2012-1 Amendment to the STEELCASE INC. NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN (the “Plan”) is adopted by Steelcase Inc. (the “Company”). The amendment is effective as of February 25, 2012.

Pursuant to Section 7.8 of the Plan, the Company amends the Plan as follows:

A.

Article 2 is amended and replaced in its entirety with the following:

Article 2

Definitions

The following words and phrases, wherever capitalized, shall have the following meanings, unless the context requires otherwise:

2.1 Administrative Committee

“Administrative Committee” means a committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and the Assistant Secretary of the Company and/or any other individuals designated by the Compensation Committee of the Company’s Board of Directors.

2.2 Beneficiary

“Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any amounts payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Administrative Committee on a form approved by the Administrative Committee. A Participant’s will is not effective for this purpose. If the Participant has not designated a Beneficiary or none so designated survive, the Beneficiary will be the Participant’s surviving Spouse, if any; otherwise the Participant’s children, including those by adoption, dividing the distribution equally among the Participant’s children, with the living issue of any deceased child taking their parent’s share by right of representation; if none, the Participant’s parents, in equal shares; if none, the Participant’s living brothers and sisters in equal shares; if none the Participant’s estate, if under active administration, and if not, the Participant’s heirs under the laws of Intestacy of the State of Michigan. Notwithstanding the above, if the Participant designates the Participant’s Spouse as a Beneficiary, and the Participant later divorces that Spouse, the Participant’s designation of the Spouse as Beneficiary shall be null and void, and the portion of the Participant’s benefits that would, but for this provision, be payable to the Participant’s Spouse will be payable instead as designated in the Participant’s designation of Beneficiary as if the Spouse had predeceased the Participant.

2.3 Deferral Account

“Deferral Account” means the bookkeeping account established by the Administrative Committee with respect to the Participant pursuant to Article 5 for the purpose of recording the amount of the Director’s Fees being deferred pursuant to this Plan and the amount of any earnings, profits, gains or losses credited/debited thereto pursuant to Article 5.

2.4 Deferral Date

“Deferral Date” means the date the amount of deferred Director’s Fees otherwise would have been paid to the Participant but for the Participant’s deferral of the payment of such fees under Article 4.

2.5 Determination Period

“Determination Period” means the Calendar Year preceding the Calendar Year during which an Employee has a Separation from Service.

2.6 Director’s Fees

“Director’s Fees” means any amount payable to a Participant for service as a Non–Employee Director, including quarterly retainer fees and fees for meetings of the Board of Directors or any Committee of the Board of Directors.

2.7 Election Period

“Election Period” means the period designated by the Administrative Committee before each Plan Year during which elections under Article 4 must be made with respect to that Plan Year. For a new Participant, the Election Period means the first 30 days of participation in the Plan. For all other Participants, the Election Period shall end no later than December 31 of the calendar year preceding the first day of the Plan Year.

2.8 Key Employee

“Key Employee” means any Non–Employee Director who at any time during the Determination Period was:

(a) An officer of the Company or a Related Employer whose annual Compensation from the Company and all Related Employers is more than $145,000 (as adjusted under Section 416(i)(l) of the Internal Revenue Code for Plan Years beginning after December 31, 2007);

(b) A common law employee of the Company or a Related Employer having more than a 5% ownership interest in the Company or a Related Employer; or

(c) A common law employee of the Company or a Related Employer having more than a 1% ownership interest in the Company or a Related Employer and whose annual Compensation from the Company and all Related Employers is more than $150,000.

The determination of who is a Key Employee shall be made in accordance with Sections 409A and 416(i)(l) of the Internal Revenue Code and the applicable regulations and guidance.

2.9 Non–Employee Director

“Non–Employee Director” means any individual who serves as a member of the Board of Directors of the Company and who is not an employee of the Company or any Related Employer.

2.10 Participant

“Participant” means a Non–Employee Director of the Company who participates in the Plan pursuant to Article 3.

2.11 Payment Date

“Payment Date” means the date payment of a Deferral Account is made pursuant to Section 6.1.

2.12 Performance Deferral

“Performance Deferral” means the amount of a Participant’s quarterly retainer fees deferred, if any, pursuant to Section 4.1. The Performance Deferral includes the mandatory deferrals that were required under the Plan for periods prior to September 1, 2003.

2.13 Plan Year

“Plan Year” means the fiscal year of the Company, as in effect from time to time, or such other 12–month period as the Compensation Committee of the Board of Directors of the Company shall establish.

2.14 Related Employer

“Related Employer” means:

(a) Any member of a controlled group of corporations in which the Company is a member, as defined in Section 414(b) of the Internal Revenue Code; or

(b) Any other trade or business under common control of or with the Company, as defined in Section 414(c) of the Internal Revenue Code.

2.15 Separation from Service

“Separation from Service” means a “separation from service” under Section 409A of the Internal Revenue Code. Generally, this occurs if the Non–Employee Director resigns from the Board of Directors of the Company, is not re–elected to the Board of Directors of the Company or ceases being a member of the Board of Directors of the Company for any other reason.

2.16 Spouse

“Spouse” means the husband or wife to whom a Participant is married on the date benefit payments are scheduled to begin to the Participant. The legal existence of the spousal relationship shall be governed by the law of Michigan.

2.17 Valuation Date

“Valuation Date” means the last day of the Plan Year, or such other dates as may be designated by the Administrative Committee.

B.

Article 6 is amended and replaced in its entirety with the following:

Article 6

Payments

6.1 Timing

The Participant’s Deferral Account shall be paid or begin to be paid to the Participant, or to his or her Beneficiary in the event of the Participant’s death, during the first 90 days of the fiscal year of the Company (as in effect on the date hereof) following the fiscal year during which the Participant has a Separation from Service. The amount to be paid shall be determined by the value of the Participant’s Deferral Account as of the last day of that fiscal year. In no event, however, will any payment be made to a Key Employee earlier than the six–month anniversary of the date of the Participant’s Separation from Service, unless the Participant dies prior to the end of the six–month period. The delay of a payment as a result of the Key Employee rule will not delay the payment of any future payment to which the Participant is entitled.

6.2 Form of Payment

The Participant may elect the period over which the balance in his or her Deferral Account shall be paid by the Company to the Participant (or to his or her Beneficiary, in the event of the Participant’s death) from among the following:

(a) One lump sum, or

(b) Annual installment payments over five years, or

(c) Annual installment payments over ten years.

The Participant’s election with respect to Directors Fees in respect of any Plan Year following February 24, 2012, must be made during the first applicable Election Period during which the Non-Employee Director is a Participant. In the event the Participant fails to timely elect the form of payment for his or her Deferral Account, his or her Deferral Account balance shall be paid in one lump sum. The benefit of a Participant who has elected an installment payment option and dies after beginning to receive installment payments shall continue to be paid to the Participant’s Beneficiary in such installments. The Participant may designate a form of payment for death benefits to be paid in the event the Participant dies before benefits to him or her begin that is different than the election for the payments to be made during the Participant’s lifetime.

6.3 Payment Medium

The payments made by the Company with respect to the Participant’s Deferral Account pursuant to Sections 6.1 and 6.2 above shall be made in cash (reduced by applicable tax withholdings). Annual payments made in accordance with Sections 6.2(b) and 6.2(c) shall be in an amount equal to a percentage of the Participant’s Deferral Account balance as of the Valuation Date on or immediately preceding the Payment Date, determined by dividing that balance by the remaining years of the payment term.

C.

Article 7 is amended and replaced in its entirety with the following:

Article 7

Miscellaneous

7.1 No Trust

Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or deem to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, the Participant’s Beneficiary or any other person. To the extent that any person acquires the right to receive benefits from the Company under this Plan, such right shall be no greater than the right of any other unsecured general creditor of the Company, and such person shall have no claim on, or any beneficial interest in, any assets of the Company. The Company may establish bookkeeping reserves or any funding media, including grantor trusts, to cover its obligation to make the payments contemplated under Article 6, but amounts designated in such bookkeeping reserves or contained in such funding media as are established shall remain solely those of the Company and shall be subject to the claims of the creditors of the Company until actually paid to the Participant or to the Participant’s Beneficiary. The provisions of this Plan do not operate as a guarantee that sufficient assets will exist for the Company to pay any Plan benefits.

7.2 Nonforfeitability

The Participant’s rights to any payments under this Plan shall at all times be nonforfeitable.

7.3 Spendthrift Provision

Benefits, payments, proceeds, claims, rights or interest of the Participant or the Participant’s Beneficiary to or under this Plan shall not be subject in any manner to any claims, attachments or encumbrances due to the death, contracts, liabilities, engagements or torts of the Participant or the Participant’s Beneficiary, directly or indirectly, or be subject to any claim of any creditor of the Participant or the Participant’s Beneficiary, through legal process or otherwise; nor shall the Participant or the Participant’s Beneficiary be able or permitted in any manner to transfer, encumber, pledge, anticipate, alienate, sell, or assign any such benefits, payments, proceeds, claims, rights or interest, contingent or otherwise.

7.4 Successors, Etc.

This Plan shall be binding upon and benefit the Company and its successors, and the Participant and the Participant’s Beneficiary, their heirs and personal representatives, all in accordance and subject to the terms of this Plan.

7.5 Severability

Each provision of this Plan shall be independent of and separable from every other provision of this Plan and should any provision of this Plan be deemed or be declared to be contrary to or unenforceable under any law, whether constitutional, statutory or otherwise, all of the remaining provisions of this Plan shall remain in full force and effect.

7.6 Governing Law

This Plan shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, under the laws of the State of Michigan, except to the extent superseded by federal law.

7.7 Number Construction

In all cases where they would so apply, words used in the singular shall be construed to include the plural.

7.8 Amendment and Termination of Plan

The Compensation Committee of the Board of Directors may amend or terminate this Plan at any time. The amendment or termination of the Plan shall not reduce amounts already credited to the Participant’s Deferral Account. The Company may pay the Participant the amount credited to the Participant’s Deferral Account at any time after the Plan is terminated if the payment is permitted by Section 409A of the Internal Revenue Code.

7.9 Interpretation and Implementation

The Administrative Committee shall have exclusive and final authority and sole and absolute discretion with respect to (a) the interpretation and implementation of the terms and provisions of this Plan, (b) exercising any of its powers or duties under this Plan and (c) the adoption or amendment of such procedures or practices as it deems necessary, helpful or appropriate, for purposes of administering this Plan.

7.10 Administrative Committee

The Administrative Committee may delegate any of its powers, authorities or responsibilities under the Plan to any other person or committee so designated by it in writing. The Administrative Committee may employ the agents or advisors it deems appropriate to fulfill its duties under the Plan. No member of the Administrative Committee shall be personally liable to any person for any action taken or omitted in connection with performing its duties under the Plan, unless due to that member’s own willful misconduct, gross negligence, or lack of good faith.

7.11 Claims and Appeals

In the event Participants or Beneficiaries believe they are entitled to a payment from the Company that has not been made, they may submit a claim for benefits to the Administrative Committee. Any denial of a claim shall be made by the Administrative Committee in writing and shall specify the Plan provisions upon which the denial is based and any additional information or documentation which the Participant or Beneficiary would need to submit to perfect his or her claim. The Participant or Beneficiary may appeal in writing to the

Administrative Committee any denial of his or her claim within 90 days following the denial, and shall include any additional information or documentation helpful to support the claim. The Administrative Committee’s decision shall be made in writing within a reasonable time period following receipt of the appeal and shall be final and binding on the Participant, any Beneficiary and the Company.

D.

In all other respects, the Plan remains unchanged.

IN WITNESS OF WHICH, the Company executes this 2012-1 Amendment to the Plan.

STEELCASE INC.

Dated:	January 12, 2012	By:	/s/ Nancy W. Hickey
Nancy W. Hickey
		Its:	Senior Vice President
Chief Administrative Officer